February 20, 1997
Mr. John Costello, Assistant Treasurer
Fidelity Yen Performance Portfolio, L.P. (the fund)
82 Devonshire Street
Boston, Massachusetts  02109
Dear Mr. Costello:
Fidelity Yen Performance Portfolio, L.P. is a Delaware limited partnership created under the name "Fidelity Yen Fund, L.P." under a Certificate of Limited Partnership and written Partnership
Agreement dated April 13, 1987 and executed and delivered in
Dover, Delaware. Its name was changed to "Fidelity Yen Portfolio, L.P." through an amended Certificate of Limited Partnership adopted by the General Partners of the fund on October 16, 1987
(there being no limited partners of the fund) and filed in Dover, Delaware on that date. The fund's name was changed to "Fidelity
Yen Performance Portfolio, L.P." through an amended Certificate of Limited Partnership adopted by the General Partners on
November 17, 1988 and filed in Dover, Delaware on November 28,
1988.  The Fourth Amendment to the Certificate of Limited
Partnership as of February 10, 1989 was filed in Dover, Delaware on February 16, 1989. The Fifth Amendment to the Certificate of Limited Partnership as of April 19, 1989 was filed in Dover,
Delaware on May 1, 1989.  The Sixth Amendment to the
Certificate of Limited Partnership as of May 2, 1989 was filed in Dover, Delaware on May 8, 1989. The Seventh Amendment to the Certificate of Limited Partnership as of February 15, 1990 was filed in Dover, Delaware on February 23, 1990.  The Eighth Amendment
to the Certificate of Limited Partnership as of July 19, 1990 was
filed in Dover, Delaware on August 27, 1990.  The Ninth
Amendment to the Certificate of Limited Partnership as of February
14, 1991 was filed in Dover, Delaware on February 20, 1991.  The
Tenth Amendment to the Certificate of Limited Partnership as of February 6, 1992 was filed in Dover, Delaware on March 17, 1992.
The Eleventh Amendment to the Certificate of Limited Partnership
as of October 1, 1993 was filed in Dover, Delaware on November
29, 1993.  Amended and Restated Partnership Agreements dated
November 1, 1988 and July 12, 1989 were filed with the Securities and Exchange Commission, there being no requirement that they be filed in Delaware. An Amended and Restated Certificate of Limited Partnership dated December 21, 1994 was filed in Dover, Delaware on December 30, 1994.
I am of the opinion that all legal requirements have been complied with in the creation of the fund and that said fund is a duly authorized and validly existing limited partnership under the laws of the State of Delaware. In this regard, I have relied on the opinion of Delaware counsel (Morris, Nichols, Arsht & Tunnell, letter dated February 19, 1997 confirming opinion in letter dated December 3,
1987) with respect to matters of Delaware law.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Partnership Agreement.
Under Article II (c), of the Partnership Agreement, the limited partnership interest in the fund shall be divided into such numbers of whole and fractional units of limited partnership ("Shares"), as shall be determined by the Managing General Partners. Each Share of each Series shall be identical to each other share of such Series in all respects and shall represent an equal and proportionate interest in the relevant Series with each other share of that Series outstanding. The Managing General Partners shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Limited Partners holding Shares of any Series, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights and privileges as the Managing General
Partners may, from time to time, determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Managing General Partners may deem desirable.
Under Sections IV(c) and IV(d) of the Partnership Agreement, the Managing General Partners are empowered to accept investment in the fund in cash (U.S. dollars) or such other property from such persons and on such terms as they may from time to time authorize.
Such investments in the fund shall be credited to each Limited Partner's account in the form of Shares at the then applicable Net Asset Value as determined on such days and at such times as the Managing General Partners may determine.
By a vote adopted on April 14, 1987, the Managing General
Partners authorized the issue and sale, from time to time, of an unlimited number of units of limited partnership of this fund in accordance with the terms included in the then current Registration Statement and subject to the limitations of the Partnership
Agreement and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the
Investment Company Act of 1940, the fund has registered an
indefinite amount of shares of beneficial interest under the
Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the fund intends to file with the
Securities and Exchange Commission a Notice making definite the registration of 301,567 shares of the fund (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1996.
I am of the opinion that all necessary fund action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable under Delaware law, subject to the possibility that a court might not apply such law as described in the fund's Statement of Additional Information under the heading "Limitation of Limited Partners' Liability." In rendering this opinion, I rely on the representation by the fund that it or its agents received consideration for the Shares in accordance with the Partnership Agreement and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky"
or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
commission.
Very truly yours,
/s/Arthur S. Loring, Esq.
Arthur S. Loring, Esq.
Vice President - Legal



February 19, 1997

Arthur S. Loring, Esquire
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts  02109

Re:     Fidelity Yen Performance Portfolio, L.P.

Dear Mr. Loring:

We acted as special Delaware counsel to Fidelity Yen Performance Portfolio, L.P. (formerly Fidelity Yen Portfolio, L.P.), a Delaware limited partnership (the "Partnership"), in connection with the formation of the Partnership and related matters. In our capacity as special Delaware counsel, we issued an opinion to you dated
December 3, 1987, a copy of which is attached hereto (the "Prior Opinion"). You have requested that we confirm our earlier opinion as of the date hereof.

In rendering this further opinion, we have reviewed the documents referenced in the Prior Opinion and, in addition, we have reviewed copies of: (i) the Amended and Restated Agreement of Limited Partnership of the Partnership dated July 12, 1989, in the form you have supplied to us (the "Partnership Agreement") (which we assume has been appropriately completed for the Partnership and duly executed, and that an appropriate Schedule A has been attached thereto); (ii) amendments to, and an amendment and restatement of, the Certificate of Limited Partnership of the Partnership filed in the Recording Office subsequent to the date of the Prior Opinion; and (iii) a certification of good standing of the Partnership obtained as of a recent date from the Office of the Secretary of State of the State of Delaware. For purposes of this supplemental opinion, references in the Prior Opinion to the "Partnership Agreement" shall be deemed references to the "Partnership Agreement" as defined herein. The opinions hereinafter expressed are based on the same assumptions set forth in the Prior Opinion (including as applicable to the additional documents herein referenced). We have further assumed for the purposes hereof that no event has occurred through the date hereof that would cause a dissolution of the Partnership under the terms of the Partnership Agreement or the Delaware Act and that all documents referenced in the Prior Opinion and herein remain in full force and effect and have not been modified, supplemented or otherwise amended, except as herein referenced. Capitalized terms used herein and not otherwise herein defined are used as defined in the Prior Opinion.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, and subject to the discussion in the following paragraph, we hereby reconfirm to you as of the date hereof the opinions set forth in the Prior Opinion.

We call your attention to the fact that effective September 1, 1988, the Delaware Act was amended in certain respects including, as relevant to the Prior Opinion, with regard to the liability of limited partners with respect to distributions. Under the statute, as amended (the "Amended Delaware Act"), the liability of a limited partner to return a distribution to a Delaware limited partnership is no longer dependent, as under prior Section 17-608, on whether a distribution constitutes a return of a capital contribution, and 17-
608 has been deleted from the statute.  Under the Amended
Delaware Act, the liability of a limited partner for the return of distribution to the Partnership is determined under Section 17-607.
As revised, that Section prohibits a limited partnership from making a distribution if, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, exceed the fair value of the assets of the partnership (provided that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of such property exceeds such liability). See 6 Del. C. 17-607(a). A limited partner who receives a distribution in violation of the foregoing restriction, and who knows at the time of the distribution that the distribution is wrongful, will be liable to the limited partnership for the amount of the distribution. If the limited partner does not know at the time of the distribution that the distribution violates the Section 17-607 restriction, the limited partner is not liable for the amount of the distribution under the Delaware Act
(although liability for the return of a distribution may exist by agreement or under general principles of law such as the law of fraudulent conveyances). The liability of a limited partner for a wrongful distribution, if any (under the Amended Delaware Act or other applicable Delaware law), terminates after the expiration of three years from the date of the distribution.

We understand that you may rely as to matters of Delaware law on the opinions hereinabove set forth in connection with the rendering by you of an opinion to be used as an Exhibit to a Rule 24f-2
Notice to be filed by the Partnership with the Securities and Exchange Commission, and we hereby consent to such reliance.
Except as stated in the foregoing sentence, the opinions herein expressed are intended solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity for any propose without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL
/s/